Exhibit 10.33

1726 Cole Blvd. Suite 115 Lakewood CO 80401
Phone:	303-928-8599
Fax:	303-928-8598

October 5, 2007

Robert Pennington

6200 N. Abington Road
Tucson, AZ 85743

Dear Bob,

Congratulations! Idaho General Mines, Inc. is pleased to offer you the position of Vice President of Engineering and Construction. The basic terms of our offer follow. You will report directly to me. Your base salary will be $16,667 per month ($200,000 annually) paid monthly. In addition, you will be eligible for an annual bonus target of 35% of base pay based on the Company’s determination of your achievement of assigned objectives.

Assuming you choose to accept our offer, we would like to set a tentative start date on or before November 1, 2007.

You will be granted options to purchase 150,000 shares of Common Stock in the Company effective the date of your employment. The shares will vest as follows: 50,000 upon employment; 50,000 on the first anniversary of the grant date and 50,000 on the second anniversary of the grant date. (You must be an employee of the Company on the vesting date.) The exercise of options will be in accordance with a Stock Option Agreement and the Company’s 2006 Equity Incentive Plan.

In addition, you will participate in a Project Development Incentive package that provides the opportunity to receive up to 165,000 shares of Restricted Stock upon reaching specific goals. Please see the attachment for the specifics of this package.

In the event of a Change of Control of the company (see attached definition), you will receive two years of salary ($400,000) and vesting and acceleration of all stock options and restricted stock.

Our offer and your employment are contingent upon satisfactory completion of a background check and drug screen. As part of your employment paperwork, federal law requires that we verify your eligibility for employment in the United States. You will need to present your original social security card or valid passport.

You are granted three weeks of vacation per year. In accordance with current Company policy, vacation is accrued at the rate of ten hours per month.

Your total compensation includes an opportunity to participate in the Idaho General Mines, Inc. retirement and health and welfare benefit plans, subject to the terms of the applicable plans.

While we hope that you are with us for a long time, it is important that you understand that this is dependent upon both you and Idaho General Mines, Inc. continuing to consider the employment relationship to be of mutual benefit. Either you or Idaho General Mines, Inc. may terminate the employment relationship at will at any time.

I look forward to working with you as a member of our Idaho General Mines, Inc. team. If you have any questions regarding this offer, please call me at (303) 928-8594.

Very truly yours,

/s/ Bruce D. Hansen

Bruce Hansen
Chief Executive Officer

Accepted:	/s/ Robert I. Pennington	Date:

Robert Pennington

Project Development Incentive Package

Restricted Stock: 165,000 shares

a)      Engineering & Procurement: 20,000 shares

Goal: Phase 1, (10,000 shares): If project reaches 25% Engineered stage by the end of June, 2008.

Phase 2, (10,000 shares): If project reaches 65% Engineered stage by end of February, 2009.

b)      Construction completion: 30,000 shares

Goal: If all areas of the project are “green tagged” and turned over to Operations to allow production of TMO within 22 months of initial mobilization.

c)      Cost of Contracted Construction: 30,000 shares

Goal: If the cost of contracted construction including pro-rated contingency (non-materials) is less than the amount established in the 25% engineered Control Budget and as adjusted by approved changes in scope.

d)      Commissioning: 35,000 shares

Goal: Phase 1, (17,500 shares): If within 4 months of initial ore feed, plant throughput is at least 80% of design capacity and, Phase 2, (17,500 shares), MoS2 recovery is greater than 80% for one contiguous month.

e)        Production: 50,000 shares:

Goal: When within one calendar month a total of 3 million lbs. of Moly contained in TMO is produced. Must be within six months of initial start-up

These goals are based on a target plant start date of September 20, 2010. Determination of completion of these goals may be adjusted to accommodate changes in the schedule as a result environmental permitting and/or financial considerations.

Change Of Control Definition

If your employment is terminated by the Company as a result of a “Change of Control,” the Company shall pay to you, upon the effective date of the “Change of Control” event, two (2) years of your annual salary. Furthermore, all granted stock options will vest upon the effective date of the closing of the Change of Control event. For the purposes of this obligation a “Change of Control” shall mean:

(I)            The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 50% or more of either (A) the then-outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (B) the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that, for purposes of this paragraph ( I), the following acquisitions shall not constitute a Change of Control: (i) any acquisition directly from the Company, (ii) any acquisition by the Company, or (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any affiliated company;

(2)             Consummation of a reorganization, merger, statutory share exchange or consolidation or similar corporate transaction involving the Company or the acquisition of assets or stock or another entity by the Company (each, a “Business Combination”), in each case unless, following such Business Combination, (A) all or substantially all of the individuals and entities that were the beneficial owners of the Outstanding Company Common Stock and the Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the then- outstanding shares of common stock and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation that, as a result of such transaction, owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership immediately prior to such Business Combination of the Outstanding Company Common Stock and the Outstanding Company Voting Securities, as the case may be, and (B) no Person (excluding any corporation resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 50% or more of, respectively, the then-outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then-outstanding voting securities of such corporation, except to the extent that such ownership existed prior to the Business Combination;

(3)             a sale or disposition of all or substantially all of the operating assets of the Company to an unrelated party; or

(4)             approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.